EXHIBIT 10.1

HOME DEVELOPMENT AGREEMENT

This Home Development Agreement (this “Agreement”) is entered into on April 30, 2015 by and between Wisdom Homes of America, Inc., a Nevada corporation (“WOFA”), Wisdom Manufactured Homes of America, Inc., a Nevada corporation (“Wisdom Manufactured Homes”), and Pixel East Properties, LLC, a Texas limited liability company (“Pixel”).  Each of WOFA, Wisdom Manufactured Homes, and Pixel may be referred to as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, pursuant to an Exclusive Option to Improve and Sell (the “Option Agreement”) dated January 21, 2015, WOFA has the exclusive right to improve, including but not limited to putting a manufactured home thereon, twenty five (25) (now 26) unimproved building lots, of which four (4) are the subject of this Agreement (each of the four (4) a “Homesite” and collectively the “Homesites”) in Sherman, Texas, and to market and sell the Homesites;

WHEREAS, pursuant to the Option Agreement, WOFA must pay all costs associated with improving the Homesites, including but not limited to water, power, sewer, house pad, and driveway (the “Site Preparation”), plus the purchase price of a manufactured home to be placed thereon (the “Home Purchase”);

WHEREAS, in exchange for paying for the costs of Site Preparation and the Home Purchase, the Parties desire to enter into this Agreement to govern the terms and conditions upon which they will share the profits from the sale of the four (4) Homesites as set forth herein.

NOW, THEREFORE, for good and adequate consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereto agree as follows:

1. Payment of Homesite Improvements. Pixel hereby agrees to pay the costs of Site Preparation and the Home Purchase, up to an aggregate of One Hundred Thousand Dollars ($100,000) (the “Transaction Funds”), as directed by WOFA, to improve one or more Homesites as described herein.  Wisdom Manufactured Homes hereby agrees to sell to WOFA and Pixel manufactured homes from its inventory, as chosen by WOFA, at its wholesale price; title to which shall be in the name of Pixel.

2. Sale of  Homesites. All decisions relating to the Site Preparation and the Home Purchase, the listing price of the Homesites and the sale price of the improved Homesites, will be made by James Pakulis, the President and Chief Executive Officer of WOFA, in consultation with Brent Nelms, the President of Wisdom Manufactured Homes.

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3. Profit and Loss Sharing. The Parties hereby agree that, after the payment of all costs associated with the sale of a Homesite, including the purchase of the Homesite pursuant to the Option Agreement, Site Preparation, Home Purchase, and selling costs and expenses (collectively, the “Selling Costs”), which will be paid out of the escrow upon the closing of the sale of the Homesite and manufactured home, WOFA and Pixel will share the net profits from the sale (the “Net Profits,” calculated as the revenue received from the sale minus the Selling Costs) equally.  The applicable amount of Transaction Funds for a sold Homesite will be distributed to Pixel, and the Net Profits shall be distributed to WOFA and Pixel, out of the same escrow as the sale.  Upon the completion of a sale, at the discretion of Pixel, the Transaction Funds will be available for re-use during the Term of this Agreement to improve the next Homesite up to the total number of Homesites or, in the alternative, Pixel can elect not to pursue multiple transactions using the Transaction Funds.

In the event the Selling Costs exceed the sales price for any particular Homesite, then all of proceeds of the sale will be distributed to Pixel and WOFA will pay to Pixel any amount necessary for Pixel to receive the full amount of the Selling Costs for that Homesite, up to the amount of the Transaction Funds.

4. Term of the Agreement. The term of this Agreement (the “Term”) shall be one (1) year from the date hereof.  During the Term, Pixel agrees to make the Transaction Funds available to WOFA and Wisdom Manufactured Homes as necessary to improve and complete the sale of at least one (1) Homesite.  Following the Term, upon the closing of any additional sales, any portion of the Transaction Funds will be returned to Pixel at the same time as the distribution of Net Profits.

5. Representations of WOFA and Wisdom Manufactured Homes. WOFA and Wisdom Manufactured Homes represent and warrant to Pixel that:

(a) This Agreement has been duly authorized, executed and delivered by WOFA and Wisdom Manufactured Homes.  This Agreement constitutes the valid, legal and binding obligation of WOFA and Wisdom Manufactured Homes, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditor's rights generally;

(b) The consummation of the transactions contemplated hereby will not result in any breach of the terms or conditions of, or constitute a default under, any agreement or other instrument to which WOFA and Wisdom Manufactured Homes is a party, or violate any order, applicable to WOFA and Wisdom Manufactured Homes, of any court or federal or state regulatory body or administrative agency having jurisdiction over WOFA and Wisdom Manufactured Homes or over any of its property; and

(c) Wisdom Manufactured Homes has the authority, pursuant to the Option Agreement, to place a manufactured home on the Homesites and to market and sell the Homesites at a sales price that they determine in their sole discretion.

(d) WOFA and Wisdom Manufactured Homes have each been duly organized and is validly existing and in good standing as a corporation under the laws of the State of Nevada and has all requisite power and authority to conduct its business.

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6. Representations and Warranties of Pixel. Pixel represents and warrants to WOFA and Wisdom Manufactured Homes that:

(a) This Agreement has been duly authorized, and executed by Pixel.  This Agreement constitutes the valid, legal and binding obligation of Pixel, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditor's rights generally; and

(b) The consummation of the transactions contemplated hereby will not result in any breach of the terms or conditions of, or constitute a default under, any agreement or other instrument to which Pixel is a party, or violate any order, applicable to Pixel, of any court or federal or state regulatory body or administrative agency having jurisdiction over Pixel or over any of its property.

(c) Pixel has been duly organized and is validly existing and in good standing as a limited liability company under the laws of the State of Texas and has all requisite power and authority to conduct its business.

(d) Pixel acknowledges that title to the Homesites will not transfer to any of the Parties, but instead will transfer from the current owner to the buyer per the terms of the Option Agreement.

7. Indemnification. From and after the Closing, each of the Parties agrees to indemnify the other party against all actual losses, damages and expenses caused by (i) any material breach of this Agreement by them or any material misrepresentation contained herein, or (ii) any misstatement of a material fact or omission to state a material fact required to be stated herein or necessary to make the statements herein not misleading.

8. Choice of Law; Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas. In the event that any provision of this Agreement is held by a court of competent jurisdiction to be unenforceable or void in any jurisdiction to be unenforceable or void in any jurisdiction, the other provisions of this Agreement shall remain in full force and effect under applicable law and shall be construed in order to effectuate the purpose and intent of this Agreement. Any action brought by any Party hereto shall be brought in the courts located in Smith County, Texas.

9. Attorneys Fees. Except as otherwise provided herein, if a dispute should arise between the Parties including, but not limited to arbitration, the prevailing Party shall be reimbursed by the non-prevailing Party for all reasonable expenses incurred in resolving such dispute, including reasonable attorneys’ fees.

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10. Notices. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the Party to be notified, (b) when sent by confirmed facsimile if sent during normal business hours of the recipient, if not, then on the next business day, or (c) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt.  All communications shall be sent as follows:

If to WOFA or Wisdom Homes of America, Inc.	Wisdom Manufactured Homes: 500 North Northeast Loop 323 Tyler, TX 75708 Attn: James Pakulis, President & CEO Facsimile (_______________)

with a copy to:	Clyde Snow & Sessions, PC 201 South Main Street, 13th Floor Salt Lake City, UT 84111 Attn: Brian A. Lebrecht Facsimile (801) 521-6280

If to Pixel:	Pixel East Properties, LLC Attn: Mark Rubin __________________________ __________________________ __________________________ Facsimile (__________________)

or at such other address as the Parties may designate by ten (10) days advance written notice to the other Parties hereto.

11. No Partnership; Survival or Representations. Nothing herein contained shall be construed to constitute an association, partnership, unincorporated business or any other entity between the Parties.

12. Validity of Agreement. The invalidity of any portion of this Agreement shall not affect the validity of the remainder thereof.

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13. Entire Agreement. This Agreement constitutes the entire agreement and supersedes all prior written or oral and all contemporaneous oral agreements, understandings and negotiations between the Parties with respect to the subject matter of this Agreement. No amendment or addition to, or modification of, any provision contained in this Agreement shall be effective unless fully set forth in writing signed by all of the Parties hereto.

14. Further Assurances. Each of the Parties hereto agrees on behalf of such Party, his, her or its successors and assigns, that such Party will, without further consideration, execute, acknowledge and deliver such other documents and take such other action as may be necessary or convenient to carry out the purposes of this Agreement.

15. Assignment. This Agreement and the rights and obligations created hereunder may not be assigned, transferred, pledged or hypothecated in any manner by any of the Parties hereto, whether voluntarily or by operation of law, without the prior written consent of the other Parties. Any attempted assignment, transfer, pledge, hypothecation, or other disposition of this Agreement in a manner contrary hereto shall be null and void and without force or effect.

16. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which taken together shall constitute but one and the same Agreement.

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IN WITNESS WHEREOF, the Parties hereto have duly executed this Agreement as of the date first above written.

“WOFA”	“Pixel”

Wisdom Homes of America, Inc.,	Pixel East Properties, LLC,
a Nevada corporation	a Texas limited liability company

/s/ James Pakulis	/s/ Mark Rubin
By: James Pakulis	By: Mark Rubin
Its: President and CEO	Its:

“Wisdom Manufactured Homes”

Wisdom Manufactured Homes of America, Inc.,
a Nevada corporation

/s/ Brent Nelms
By: Brent Nelms
Its: President